Exhibit 4.2

B.O.S BETTER ON-LINE SOLUTION LTD.

THE 2003 ISRAELI SHARE OPTION PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

TABLE OF CONTENTS

1. PURPOSE OF THE ISOP	3

2. DEFINITIONS	3

3. ADMINISTRATION OF THE ISOP	6

4. DESIGNATION OF PARTICIPANTS	7

5. DESIGNATION OF OPTIONS PURSUANT TO SECTION 102	8

6. TRUSTEE	9

7. SHARES RESERVED FOR THE ISOP	9

8. PURCHASE PRICE	10

9. ADJUSTMENTS	10

10. TERM AND EXERCISE OF OPTIONS	12

11. VESTING OF OPTIONS	13

12. PURCHASE FOR INVESTMENT	13

13. DIVIDENDS	14

14. RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS	14

15. EFFECTIVE DATE AND DURATION OF THE ISOP	14

16. AMENDMENTS OR TERMINATION	14

17. GOVERNMENT REGULATIONS	15

18. CONTINUANCE OF EMPLOYMENT	15

19. GOVERNING LAW & JURISDICTION	15

20. TAX CONSEQUENCES	15

21. NON-EXCLUSIVITY OF THE ISOP	15

22. MULTIPLE AGREEMENTS	15

This plan, as amended from time to time, shall be known as B.O.S. Better On-Line Solution Ltd 2003 Israeli Share Option Plan (the “ISOP”).

1.	PURPOSE OF THE ISOP

The ISOP is intended to provide an incentive to retain, in the employ of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the ISOP.

2.	DEFINITIONS

For purposes of the ISOP and related documents, including the Grant Agreement, the following definitions shall apply:

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	(a)	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee;

(b)	“Approved 102 Share” means a Share which is issued pursuant to Section 102(b) of the Ordinance and held in trust by the Trustee for the benefit of the Grantee;

(c)	“Approved 102 Award” means any of “Approved 102 Option” or “Approved 102 Share”, as applicable.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Capital Gain Option (CGO)” as defined in Section 5.4 below.

2.5	“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Grantee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

2.6	“Chairman” means the chairman of the Committee.

2.7	“Code” means the United States Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.8	“Committee” means a share option compensation committee of the Board, designated from time to time by the resolution of the Board, which shall consist of no fewer than two members of the Board. The Committee shall consist of directors who are “outside directors” as defined in Section 162(m) of the Code and “Non-Employee Directors” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the United States Securities Exchange Act of 1934. The Board will be able to delegate its authorities to the Committee subject to any applicable law.

2.9	“Company” means B.O.S Better On-line Solution Ltd., an Israeli company.

2.10	“Companies Law” means the Israeli Companies Law, 5759-1999.

2.11	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.12	“Date of Grant” means, the date of grant of an Option, as determined by the Board and set forth in the Grantee’s Grant Agreement.

2.13	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

2.14	“Expiration Date” means the date upon which an Option shall expire, as set forth in Section 10.2 of the ISOP.

2.15	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i)	If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii)	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.16	“ISOP” means this 2003 Israeli Share Option Plan.

2.17	“ITA” means the Israeli Tax Authorities.

2.18	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.19	“Ordinary Income Option (OIO)” as defined in Section 5.5 below.

2.20	“Option” means an option to purchase one or more Shares of the Company pursuant to the ISOP.

2.21	(a)	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

(b)	“102 Share” means any Share granted to Employee pursuant to Section 102 of the Ordinance. 102 Options and 102 Shares are available for grant and issuance to Employees selected by the Board.

(c)	“102 Award” means any of “102 Option” or “102 Share”, as applicable.

2.22	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.23	“Grantee” means a person who receives or holds an Option or Share under the ISOP.

2.24	“Grant Agreement” means an agreement between the Company and a Grantee that sets out the terms and conditions of a grant of an Option or an issuance of Shares.

2.25	“Ordinance” means the Israeli Income Tax Ordinance [New Version]-1961 as now in effect or as hereafter amended.

2.26	“Purchase Price” means the price for each Share subject to an Option.

2.27	“Retirement” shall mean Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its Affiliates in which the Grantee participates.

2.28	“Section 102” means Section 102 of the Ordinance as now in effect or as hereafter amended.

2.29	“Share” means the Ordinary Share, 80.00 NIS par value each, of the Company.

2.30	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.31	“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

2.32	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.33	(a) “Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

(b) “Unapproved 102 Share” means a Share issued pursuant to Section 102(c) of the Ordinance.

(c) “Unapproved 102 Award” means any of “Unapproved 102 Option” or “Unapproved 102 Share”, as applicable.

2.34	“Vested Option” means any Option, which has already been vested according to the Vesting Dates.

2.35	“Vesting Dates” means, as determined by the Board, the date as of which the Grantee shall be entitled to exercise the Options or part of the Options, as set forth in section 11 of the ISOP.

3.	ADMINISTRATION OF THE ISOP

3.1	The Board shall have the power to administer the ISOP, all as provided by applicable law and in the Company’s Articles of Association.

3.2	The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3	The Board shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of the respective Grant Agreements, including, but not limited to, the number of Options or Shares to be granted or issued to each Grantee, the number of Shares to be covered by each Option, provisions concerning the time and the extent to which the Options or Shares may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (iii) determine the Fair Market Value of the Shares or of the Shares covered by each Option; (iv) make an election as to the type of the Approved 102 Award; and (v) designate the type of Options or Shares.

In Addition the Board shall have the full power and authority to (i) alter any restrictions and conditions of any Options, Shares or Shares subject to any Options; (ii) interpret the provisions and supervise the administration of the ISOP; (iii) accelerate the right of an Grantee to exercise in whole or in part, any previously granted Options or Shares; (iv) determine the Purchase Price of the Option; (v) prescribe, amend and rescind rules and regulations relating to the ISOP; and (vi) make all other determinations deemed necessary or advisable for the administration of the ISOP.

3.4	The Board shall have the authority to grant, at its discretion, to the holder of an outstanding Option or Shares, in exchange for the surrender and cancellation of such Options or Shares, new Options or Shares having a purchase price equal to, lower than or higher than the Purchase Price of the original Option or Share so surrendered and canceled and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the ISOP.

3.5	Subject to the Company’s Articles of Association, all decisions and selections made by the Board pursuant to the provisions of the ISOP shall be made by a majority of its members except that no member of the Board shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board relating to any Option or Share to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

3.6	The interpretation and construction by the Board of any provision of the ISOP or of any Grant Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

3.7	Subject to the Company’s Articles of Association and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of the Companies Law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ISOP unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF PARTICIPANTS

4.1	The Board shall have the authority to issue and grant to Grantees under this ISOP: (i) Shares; and (ii) Options.

4.2	The persons eligible for participation in the ISOP as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

4.2	The grant of Options or issuance of Shares hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, any other grant of Options or issuance of Shares pursuant to the ISOP or any other option or share plan of the Company or any of its Affiliates.

4.3	Anything in the ISOP to the contrary notwithstanding, all grants of Options or issuances of Shares to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.	DESIGNATION OF OPTIONS OR SHARES PURSUANT TO SECTION 102

5.1	The Company may designate Options or Shares granted or issued to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

5.2	The grant of Approved 102 Awards shall be made under this ISOP adopted by the Board as described in Section 15 below, and shall be conditioned upon the approval of this ISOP by the ITA as required by Section 102.

5.3	Approved 102 Awards may either be classified as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”).

5.4	Approved 102 Awards elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

5.5	Approved 102 Awards elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

5.6	The Company’s election of the type of Approved 102 Awards as CGO or OIO granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Award. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under this ISOP and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Award. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Grantees who were granted Approved 102 Award during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

5.7	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 6 below.

5.8	For the avoidance of doubt, the designation of Unapproved 102 Award and Approved 102 Award shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.9	With regards to Approved 102 Awards, the provisions of the ISOP and/or the Grant Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the ISOP and of the Grant Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ISOP or the Grant Agreement, shall be considered binding upon the Company and the Grantees.

6.	TRUSTEE

6.1	Approved 102 Options which shall be granted under the ISOP and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

6.2	Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Awards which were granted or issued to him/her and/or any Shares allocated or issued upon exercise of the Options.

6.3	With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Grantee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

6.4	Upon receipt of Approved 102 Award, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISOP, or any Approved 102 Award or Share granted or issued to him/her thereunder.

7.	SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON

7.1	The Company has reserved 700,000 (seven hundred thousand) authorized but unissued Shares, for the purposes of the ISOP and for the purposes of any other share option plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the ISOP shall cease to be reserved for the purpose of the ISOP, but until termination of the ISOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ISOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the ISOP or under the Company’s other share option plans.

7.2	Each award granted pursuant to the ISOP, shall be evidenced by a written Grant Agreement between the Company and the Grantee, in such form as the Board shall from time to time approve. Each Grant Agreement shall state, among other matters, the number of Shares or Shares to which the Option relates, the type of the award granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Board in its discretion may prescribe, provided that they are consistent with this ISOP.

8.	PURCHASE PRICE

8.1	The Purchase Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Grant Agreement will contain the Purchase Price determined for each Grantee.

8.2	The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Board, including without limitation, by cash or check. The Board shall have the authority to postpone the date of payment on such terms as it may determine.

8.3	The Purchase Price shall be denominated in the currency of the primary economic environment of, either the Company or the Grantee (that is the functional currency of the Company or the currency in which the Grantee is paid) as determined by the Company.

8.4	With respect to 102 Shares issued pursuant to this ISOP, the Grantee shall be obligated to pay, in consideration for the issuance of the Shares, the price therefor which was fixed by the Board, if any. The method of, and due date for, payment of the consideration in connection with the issuance of 102 Shares, shall be determined by the Board.

9.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Grantee’s rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

9.1	In the event of Transaction, the unexercised Options then outstanding under the ISOP shall be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Grant Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Grantee of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

9.2	Notwithstanding the above and subject to any applicable law, the Board shall have full power and authority to determine that in certain Grant Agreements there shall be a clause instructing that, if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

9.3	For the purposes of section 9.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.4	If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the ISOP, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Options will terminate immediately.

9.5	If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the ISOP or subject to any Options therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issued or issuable pursuant to the ISOP (as set forth in Section 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

10.	TERM AND EXERCISE OF OPTIONS

10.1	Options or portion thereof shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2	Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Grant Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 10.5 below.

10.3	The Options may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Grantee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.4	Subject to the provisions of section 10.5 below, in the event of termination of Grantee’s employment or services, with the Company or any of its Affiliates, all Options granted to such Grantee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Grantee’s Option shall not vest and shall not become exercisable.

10.5	Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Grantee’s Grant Agreement, an Option may be exercised after the date of termination of Grantee’s employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

(i)	termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or-

(ii)	termination is the result of death or disability of the Grantee, in which event any Vested Option still in force and unexpired may be exercised subject to the period determined in section 15.

(iii)	prior to the date of such termination, the Board shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

(iv)	termination is the result of Retirement of the Grantee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination;

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Grantee shall not have any right in connection to such outstanding Options.

10.6	To avoid doubt, the Grantees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Grantee as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the ISOP, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 6 of the ISOP.

10.7	Any form of Grant Agreement authorized by the ISOP may contain such other provisions as the Board may, from time to time, deem advisable.

10.8	With respect to Unapproved 102 Option, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.	VESTING OF OPTIONS

11.1	Subject to the provisions of the ISOP, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Grant Agreement. However, no Option shall be exercisable after the Expiration Date.

11.2	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Board may deem appropriate. The vesting provisions of individual Options may vary.

12.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares, including upon exercise of an Option granted under the ISOP is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Grantee (or his legal representative, heir or legatee, in the event of the Grantee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Grantee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Grantee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Grantee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee.

13.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued hereunder, including inter alia upon the exercise of Options granted hereunder by the Grantee and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

14.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

14.1	No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the ISOP, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

14.2	As long as Options and/or Shares are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

15.	EFFECTIVE DATE AND DURATION OF THE ISOP

The ISOP shall be effective as of the day it was adopted by the Board and shall terminate at May 31, 2023.

16.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the ISOP. No amendment, alteration, suspension or termination of the ISOP shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company. Termination of the ISOP shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options or Shares granted under the ISOP prior to the date of such termination.

17.	GOVERNMENT REGULATIONS

The ISOP, and the granting and exercise of Options or issuance of Shares hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

18.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ISOP nor the Grant Agreement with the Grantee shall impose any obligation on the Company or an Affiliate thereof, to continue any Grantee in its employ or service, and nothing in the ISOP or in any Option granted or Shares issued pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

19.	GOVERNING LAW & JURISDICTION

The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISOP.

20.	TAX CONSEQUENCES

20.1	Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

20.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Grantee until all required payments have been fully made.

21.	NON-EXCLUSIVITY OF THE ISOP

The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options or issuing Shares otherwise than under the ISOP, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Grantees or issuance of Shares of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

22.	MULTIPLE AGREEMENTS

The terms of each award granted hereunder may differ from other awards granted under the ISOP at the same time, or at any other time. The Board may also grant more than one award to a given Grantee during the term of the ISOP, either in addition to, or in substitution for, one or more awards previously granted to that Grantee.

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